Exhibit 97.1

Approved by Civista Bancshares, Inc. Board of Directors: 07/22/2025

Approved by Civista Bank Board of Directors: 07/22/2025 Approved by Compensation Committee: 06/04/2025

CIVISTA BANCSHARES, INC. CLAWBACK POLICY

This Clawback Policy (this "Policy") has been adopted by the Compensation Committee (the "Committee") and by the Board of Directors (the "Board") of Civista Bancshares, Inc. (the "Company") effective as of July 22, 2025 (the "Effective Date"). This Policy is intended to comply with, and shall be interpreted to be consistent with, Section 1OD of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule lOD-1 promulgated under the Exchange Act, and Nasdaq Rule 5608.

1. Recovery of Certain Incentive-Based Compensation due to Restatement of Financial Statements.

a.
In the event that following the Effective Date the Company is required to prepare an accounting restatement of the Company's financial statements due to the Company's material noncompliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a "Restatement"), regardless of individual fault, the Committee shall reasonably promptly determine and recover, subject to the terms of this Policy, from any current or fonner Senior Officer of the Company who was awarded Incentive-Based Compensation, any Excess Incentive-Based Compensation received by such Senior Officer during the Clawback Period.

b.
For the avoidance of doubt, a restatement of the Company's financial statements due to a change in accounting policies or principles shall not be deemed a Restatement for purposes of this Policy.
(b)
Applicability. This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as a Senior Officer; (b) who served as a Senior Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the Clawback Period. For purposes of this Policy, Incentive-Based Compensation is considered "received" in the Company's fiscal period during which the relevant Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, the terms of this Policy apply to any Incentive-Based Compensation received by Senior Officers on or after the Effective Date even if such Incentive-Based Compensation was approved, awarded, granted or paid to Senior Officers before the Effective Date.

(c)
Definitions. For purposes of this Policy, the following terms have the meanings indicated, in addition to the other terms defined herein:

(a) "Clawback Period" means, with respect to any Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company's fiscal year) of less than nine months within or immediately following those three completed fiscal years.

a.
"Executive Officer" means the Company's current and former president, principal financial officer, principal accounting officer (or if there is not such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive Officers of the Company subsidiaries are deemed Executive Officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an Executive Officer for purposes of this Policy include individuals deemed to be Executive Officers by the Board and/or the Committee and those executive officers identified by the Company pursuant to 17 CFR 229.401(b).

b.
"Financial Reporting Measure" means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure is not required to be presented within the Company's financial statements or included in a filing with the Securities and Exchange Commission to qualify as a Financial Reporting Measure. For purposes of this Policy, Financial Reporting Measure includes, but is not limited to, stock price and total stockholder return.

c.
"Incentive-Based Compensation" means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. The term "Compensation" shall include, but shall not be limited to, annual incentive compensation payable under the Company's Civista Bancshares, Inc. 2014 Incentive Plan, whether paid in cash, stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units or in any other form.
d.
"Excess Incentive-Based Compensation" means, in the event of a Restatement, the amount or value of Incentive-Based Compensation received from a Senior Officer during the Clawback Period in excess of the amount of Incentive-Based Compensation that otherwise would have been received by that Senior Officer had the Incentive-Based Compensation been determined based on the restated amounts in such Restatement. , but in no event will such Excess Incentive-Based Compensation exceed the total amount of such Incentive-Based Compensation originally awarded to that Senior Officer on or after the Effective Date. The amount of Excess Incentive-Based Compensation shall be computed without regard to any taxes paid by the relevant Senior Officer (including any taxes withheld by the Company from the Incentive-Based Compensation paid to such Senior Officer). For Incentive-Based Compensation based on (or derived from) stock price or total stockholder return, where the amount of Excess Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement: (i) the Committee must determine the amount of Excess Incentive-Based Compensation related to such Incentive-Based Compensation by making a reasonable estimate of the effect of the Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

(t) "Restatement Date" means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

(g) "Senior Officer" shall mean any individual who (i) is an officer of either the Company or Civista Bank, (ii) is an Executive Officer or otherwise holds the office of Chief Executive Officer, President, Executive Vice President or Senior Vice President, and (iii) is paid incentive compensation based on the financial results of the Company as a whole.

4. Recoupment Process.

e.
Committee Determination as to the Timing and Method of Recoupment of Excess Incentive-Based Compensation. The Committee shall determine, in its sole and absolute discretion, the timing and method for recouping Excess Incentive-Based Compensation, to the extent permitted under Nasdaq Rule 5608 and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, (c) canceling or offsetting against any future payable or planned compensation (including, without limitation, base salary or cash or equity-based awards), (d) forfeiture of deferred compensation and (e) any other method authorized by applicable law or contract.
f.
Exclusions from Recoupment. Notwithstanding anything to the contrary contained herein, the Company's recoupment obligation pursuant to this Policy shall not apply if any of the following conditions are met and the Committee determines that such recovery would be impracticable:
i.
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Excess Incentive-Based Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Excess Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Nasdaq Stock Market ("Nasdaq"); or
ii.
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 41l(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder (the "Code").

5. Administration and Interpretation of this Policy; Determinations by the Committee and the Board. The Committee and the Board may at any time in their sole discretion supplement or amend any provision of this Policy in any respect, repeal this Policy in whole or part or adopt a new policy relating to recovery of Incentive-Based Compensation with such terms as the Committee and the Board determine in their sole discretion to be appropriate. The Committee and the Board have the exclusive power and authority, in accordance with Nasdaq Rule 5608 and in compliance with Section 409A of the Code, to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy. All such actions, interpretations and determinations that are taken or made by the Committee and the Board in good faith will be final, conclusive and binding.

6. Indemnification Prohibition. The Company is prohibited from (a) indemnifying any Senior Officer against the loss of any Excess Incentive-Based Compensation and (b) paying, or reimbursing any Senior Officer for, the cost of any insurance to cover any such loss

7. Due Process. Before the Committee determines to seek recovery pursuant to this Policy, it shall provide, where feasible, the Senior Officer or former Senior Officer with written notice and the opportunity to be heard, at a meeting of the Committee (which may be in-person or telephonic, as determined by the Committee).

8. Application of Policy. This Policy will not apply if or to the extent prohibited by or unenforceable under applicable law. In addition, the exercise by the Board or Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company may have with respect to any Senior Officer subject to this Policy (it being understood that the Company maintains the rights that it has at law to cancel or recover any compensation or award if applicable law or circumstances so warrant).

9. Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by applicable SEC filings.

10. Successors. This Policy is binding and enforceable against all Senior Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

11. Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Ohio, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the courts of the State of Ohio, County of Erie, or, if it has or can acquire jurisdiction, in the United States District Court for the Norther District of Ohio.

12. Acknowledgement. Each Senior Officer shall sign and return to the Company, within 14 calendar days following the later of (i) the Effective Date or (ii) the date the individual becomes a Senior Officer, the acknowledgement attached hereto as Exhibit A, pursuant to which the Senior Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

Exhibit A

Civista Bancshares, Inc. Clawback Policy Acknowledgement

Pursuant to the Civista Bancshares, Inc. Clawback Policy (as may be amended pursuant to the terms thereof, the "Policy"), the undersigned acknowledges, agrees and confirms that he or she has (i) received and reviewed the Policy and (ii) been identified by the Board and/or Committee as a Senior Officer of the Company. Capitalized terms used but not defined in this Acknowledgement shall have the respective meanings ascribed to them in the Policy.

To the extent of any inconsistency between the Policy and the terms of any employment agreement or other compensation plan, program, arrangement or agreement under which any compensation has been or will be approved, granted, awarded, earned or paid to the undersigned, the terms of the Policy will prevail.

By signing this Acknowledgement, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned's employment with the Company or its subsidiaries. In addition, by signing below, the undersigned agrees to be bound by, and to comply with, the terms of the Policy, including, without limitation, by returning any Excess Incentive-Based Compensation to the Company to the extent required by, and in a manner consistent with, the Policy.

SENIOR OFFICER

By:

Name:

Date: